Exhibit (p)
KAYNE ANDERSON MIDSTREAM/ENERGY FUND, INC.
SUBSCRIPTION AGREEMENT
     This Subscription Agreement (this “Agreement”) is made this 18th day of October, 2010, by and between Kayne Anderson Midstream/Energy Fund, Inc., a Maryland corporation (the “Company”), and KA Fund Advisors, LLC, a Delaware limited liability company (the “Subscriber”).
     WITNESSETH:
     WHEREAS, the Company has been formed for the purpose of carrying on business as a closed-end management investment company;
     WHEREAS, the Subscriber proposes to act as the investment manager to the Company; and
     WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Company wishes to sell to the Subscriber, four thousand (4000) shares of common stock of the Company, par value $0.001 (the “Shares”), for a total purchase price of $100,000 ($25.00 per Share).
     NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. The Subscriber subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to the Subscriber, the Shares at the Closing (as defined below) in exchange for payment by the Subscriber of an aggregate purchase price (the “Aggregate Purchase Price”) of $100,000 ($25.00 per Share).
     2. The purchase and sale of the Shares (the “Closing”) shall take place on May 31, 2007 or on such other date as the parties may agree. On or prior to the date of the Closing, Subscriber agrees to deliver, or cause to be delivered, the Aggregate Purchase Price in immediately available funds to an account designated by the Company.
     3. To induce the Company to accept its subscription and issue the Shares subscribed for, the Subscriber represents that it is informed as follows:
(a)	That the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933 (the “Securities Act”), or registered or qualified under the securities laws of any state;
(b)	That the Shares will be sold by the Company in reliance on an exemption from the registration requirements of the Securities Act;

(c)	That the Company’s reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations, warranties and agreements of Subscriber contained in this Subscription Agreement;
(d)	That when issued, the Shares will be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations promulgated under the Securities Act (“Rule 144”) and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and
(e)	That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the Shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144.
     The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put the Subscriber on notice as to restrictions on the transferability of the Shares.
     4. To further induce the Company to accept its subscription and issue the Shares subscribed for, the Subscriber:
(a)	Represents and warrants that the Shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;
(b)	Represents and warrants that the Subscriber has such knowledge and experience in financial and business matters to enable Subscriber to evaluate the merits and risks of an investment in the Company, and the Subscriber is able to bear the economic risk of that investment;
(c)	Represents and warrants that Subscriber has received written information concerning the Company, including its confidential private placement memorandum, and has had the opportunity to ask questions and receive answers concerning the terms of this offering and to obtain additional information as desired in order to evaluate the merits and risks in investing in and holding the Shares;

(d)	Understands, acknowledges and agrees that the Aggregate Purchase Price, when paid to the Company against delivery of the Shares, will represent the initial seed capital of the Company and, as a result, the Company currently has no assets or financial statement information to furnish to Subscriber, which information Subscriber understands, acknowledges and agrees is presently not material to an understanding of the Company, its proposed business and the Shares offered;
(e)	Agrees that any certificates representing the Shares subscribed for may bear a legend substantially in the following form:
The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available; and
(f)	Consents, upon becoming the sole holder of the Company’s shares of common stock and in such capacity, to the issuance and sale by the Company of shares of common stock at a price per share as set forth in the underwriting agreement relating to the proposed initial public offering of shares of common stock of the Company.
     5. The Company hereby represents and warrants to the Subscriber that the Shares, when issued, sold and delivered to the Subscriber against payment of the Aggregate Purchase Price therefor, will be duly and validly issued, fully paid and nonassessesable.
     6. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original, and shall be governed by, the laws of the state of Delaware, excluding conflicts of law provisions thereof.
     7. The Company and the Subscriber shall take all further actions and deliver all further documents that are reasonably required to effect the transactions contemplated by this Agreement.
     8. The parties acknowledge that the Company’s Charter, including any amendments thereto, is on file with the State Department of Assessments and Taxation of the State of Maryland. This Agreement is executed on behalf of the Company by an officer or director of the Company as an officer or director, as the case may be, and not individually, and the obligations imposed upon the Company by this Subscription Agreement are not binding upon any of the Company’s directors, officers or stockholders individually but are binding only upon the assets and property of the Company.
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     IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

KAYNE ANDERSON MIDSTREAM/ENERGY FUND, INC.
By:	/s/ Terry A. Hart
	Name:	Terry A. Hart
	Title:	Treasurer and Chief Financial Officer

KA FUND ADVISORS, LLC
By:	KAYNE ANDERSON CAPITAL ADVISORS, L.P., Its Manager

By:	/s/ Scott Keys
	Name:	Scott Keys
	Title:	Chief Financial Officer